                                                                    EXHIBIT 3(i)

     The Articles of Incorporation of Citizens Financial Corp. were originally filed with the Secretary of State of the State of Delaware on October 2, 1986. Said Articles were subsequently amended by filings with the same office on April 20, 1993, April 24, 1998 and April 23, 1999. A complete copy of said Articles, as amended, is made a part of this filing on Form 10-Q in Exhibit 3(i).

                         CERTIFICATE OF INCORPORATION

                                      OF

                           CITIZENS FINANCIAL CORP.

     The undersigned incorporators do hereby incorporate or organize a corporation under the General Corporation Law of Delaware, for the purpose and on the terms hereinafter set forth:

     FIRST.    The name of this corporation shall be CITIZENS FINANCIAL CORP.

     SECOND.   The corporation's registered office in the State of Delaware shall be at 4305 Lancaster Pike, in the City of Wilmington, New Castle County, Delaware. The corporation's registered agent at such address shall be Corporation Service Company, whose mailing address is P.O. Box 591, Wilmington, Delaware 19899.

     THIRD.    The purposes of this corporation are, primarily, to purchase, own and hold the stock of national banking associations, state banking institutions and other corporations, subject to such regulatory approval as may be required, to perform such actions as may be usual and customary in directing the operations of the entities so acquired, and, generally, to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH:   The corporation shall have authority to issue two million two hundred fifty thousand (2,250,000) shares of stock, and the par value of each such share shall be two dollars ($2.00).

     FIFTH:    The names and mailing addresses of the incorporators are as follows:

     Max L. Armentrout   Route 1, Box 306A
                         Chenoweth Creek Road
                         Elkins, WV 26241

     Raymond L. Fair     Route 1
                         Chenoweth Creek Road
                         Elkins, WV 26241

     John F. Harris      1008 South Davis Avenue
                         Elkins, WV 26241

     Emery Thompson, Jr. 317 Wilson Street
                         Elkins, WV 26241

     L. T. Williams      Route 2, Box 6
                         Elkins, WV 26241

     SIXTH.    The powers of the incorporators shall terminate upon the filing of this Certificate of Incorporation, and the names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified as follows:

     Max L. Armentrout   Route 1, Box 306A
                         Chenoweth Creek Road
                         Elkins, WV 26241

     Raymond L. Fair     Route 1
                         Chenoweth Creek Road
                         Elkins, WV 26241

     John F. Harris      1008 South Davis Avenue
                         Elkins, WV 26241

     W. H. Scheel, Jr.   Box 2207
                         Elkins, WV 26241

     Emery Thompson, Jr. 317 Wilson Street
                         Elkins, WV 26241

     L. T. Williams      Route 2, Box 6
                         Elkins, WV 26241

     SEVENTH. The following provisions shall apply to the management of the business and to the conduct of the affairs of the corporation:

     (A)  Directors.  The board of directors shall consist of not less than five
          ---------
(5) nor more than twenty-five (25) stockholders, the exact number to be fixed and determined from time to time by resolutions of a majority of the stockholders at any annual or special meeting thereof. The directors shall be divided into three classes, as nearly equal in number as possible, to be designated as Class 1, consisting of not more than eight (8) directors; Class 2, consisting of not more than (8) directors; and Class 3, consisting of not more than nine (9) directors.

     The term of office of the initial directors of Class 1 shall expire at the first annual meeting of stockholders following their election, and their successors shall be elected for three-year terms. The term of office of the initial directors of Class 2 shall expire at the second annual meeting of stockholders following their election, and their successors shall be elected to three-year terms. The term of office of the initial directors of Class 3 shall expire at the third annual meeting of stockholders following their election, and their successors shall be elected to three-year terms. Thereafter, all directors shall be elected to three-year terms. Each director shall serve until his or her successor shall have been elected and shall qualify or until his or her earlier resignation or removal.

     (B)  Cumulative Voting.  Each stockholder shall be entitled to one vote for
          -----------------
each share of stock by such stockholder. No stockholder shall have the right to cumulate his or her votes with respect to any election of directors.

     (C)  Preemptive Rights.  No stockholder shall have any preemptive right to
          -----------------
subscribe to any additional issue of stock of the corporation or to any security convertible into such stock.

     (D)  Director's Personal Liability.  No director shall be personally liable
          -----------------------------
to the corporation or its stockholders for monetary damages for any breach of duty of such directors as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extend provided by applicable law (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law of (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article SEVENTH (D) shall apply to or have any effect on the liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment. The bylaws of the corporation shall govern the implementation of this provision and related matters consistent herewith.

     (E)  Directors' and Officers' Liability Insurance.  The corporation shall
          --------------------------------------------
use its best efforts to purchase and maintain insurance, on behalf of any person who is or was director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, in such amount or limits as may from time to time be determined to be reasonable as provided in the by-laws, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such director or officer, whether or not the corporation would have the power to indemnify him or her against such liability under law. This provision for directors' and officers' liability insurance is in addition to and not exclusive of all other rights to which directors or officers seeking indemnification may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     (F)  Acquisition Transactions.
          ------------------------

(1)  Board of Directors Considerations.  The board of directors, if it deems it
     ---------------------------------
advisable, may oppose or decline an acquisition transaction (defined below). When considering whether to oppose or decline an acquisition transaction, the board of directors shall consider all pertinent issues which, by way of illustration and not of limitation, may include any and all of the following:

a) Whether the price is acceptable based on the historical and present operating results or financial condition of the corporation;

b) Whether a more favorable price could be obtained for the corporation's securities in the future.

c) The impact which an acquisition transaction would have on employees, depositors, or customers of the corporation and its subsidiaries in the community which they serve;

d) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors, and customers of the corporation and its subsidiaries and the future value of the corporation's stock;

e) The value of the securities, if any, which the offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered; and

f) Any antitrust or other legal or regulatory issues that are raised by the offeror.

     If the board of directors upon consideration of all pertinent issues, determines that an acquisition should be declined or opposed, it may take any lawful action to accomplish such purpose, including but not limited to any and all of the following: advising stockholders not to accept the offer; litigation against the offeror; filing complaints with the governmental and regulatory authorities; issuing the authorized but unissued securities or treasury stock of the corporation or granting options with respect thereto; or obtaining a more favorable offer from an individual or other entity.

(2)  Vote Required. For any acquisition transaction requiring the approval of
     -------------
the shareholders, the following shall apply:

a) If a majority of the members of the board of directors shall have approved the acquisition transaction and submitted it for the approval of the shareholders with a recommendation that the shareholders vote in favor of the acquisition transaction, then the approval of a majority of the issued and outstanding shares entitled to vote shall be sufficient to approve the acquisition transaction; or

b) If a majority of the members of the board of directors has not approved an acquisition transaction, or a majority of the board of directors has declined or objected to an acquisition transaction, then the approval of sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares entitled to vote shall be required to approve the acquisition transaction.

(3)  Acquisition Transactions.  The term "acquisition transaction" shall include
     ------------------------
every type of acquisition, whether effected by purchase, exchange, merger, consolidation, tender, operation of law or other means, of all or a substantial part of the corporation's issued or outstanding stock or assets. A "substantial part" shall mean (i) more than 25% of the issued or outstanding shares of the corporation or of any subsidiary or subsidiaries which comprise more than 25% of the consolidated assets of the corporation, or (ii) assets of the corporation or any subsidiary having a value of more than 25% of the total consolidated assets of the corporation as of the end of the most recent fiscal year of the corporation; provided, however, that the term shall not apply to the merger, consolidation, reorganization or similar transactions of and among subsidiaries of the corporation which are approved by the corporation as shareholder.

(4) Any amendments to this Article SEVENTH, Section (F) shall require the approval of 66 2/3% of the issued and outstanding shares.

     (G)  By-laws.  All other provisions, not inconsistent with law or with this
          -------
Certificate of Incorporation, relating to the business of the corporation, the conduct of its affairs and its rights or powers or the rights or powers of its stockholders, directors or officers, shall be established by the by-laws. The power to adopt, amend or repeal by-laws is hereby conferred upon the directors, to the extent permitted by law.

          THE UNDERSINGED INCORPORATORS, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation and do certify that the facts herein are true; and we have accordingly set our respective hands to duplicate original hereof this 29th day of September, 1986.
     ----        ---------

                                        /s/ Max L. Armentrout
                                        -------------------------------------
                                        MAX L. ARMENTROUT, INCORPORATOR

                                        /s/ Raymond L. Fair
                                        ------------------------------------
                                        RAYMOND L. FAIR, INCORPORATOR

                                        /s/ John F. Harris
                                        -----------------------------------
                                        JOHN F. HARRIS, INCORPORATOR

                                        /s/ Emery Thompson, Jr.
                                        -----------------------------------
                                        EMERY THOMPSON, JR., INCORPORATOR

                                        /s/ L. T. Williams
                                        ------------------------------------
                                        L. T. WILLIAMS, INCORPORATOR

STATE OF WEST VIRGINIA,

COUNTY OF RANDOLPH, to-wit:

     The undersigned notary public in and for the county and state aforesaid does hereby certify that MAX L. ARMENTROUT, RAYMOND L. FAIR, JOHN F. HARRIS, EMERY THOMPSON, JR. AND L. T. WILLIAMS, whose names are signed to the foregoing Certificate of Incorporation bearing date the 29th day of September, 1986, this
                                              ----        ---------
day personally appeared before me in my said county and severally acknowledged that such instrument is the act and deed of each and all of them and that the facts stated therein are true.

     GIVEN under my hand and official seal this 29th day of September, 1986.
                                                ----        ---------

Official Seal:                               /s/ Frank A. Jackson
                                        --------------------------------------
                                        Frank A. Jackson, Notary Public

     STAMP

This instrument prepared by:
     Richard G. Herndon                         RECEIVED FOR RECORD
     F. A. Jackson                                  OCT. 6, 1986
     Attorneys-at-law                           LEO J. DUGAN, JR., Recorder
     84 Fifteenth Street
     Wheeling, WV  26003